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Destination XL Group, Inc. Reports Third-Quarter Fiscal 2014 Financial Results

Reports 12.8% DXL Comparable Sales Increase Over Strong Prior-Year Quarter;
Company Reiterates Full Year 2014 EPS Guidance

CANTON, Mass., November 21, 2014 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest multi-channel specialty retailer of big and tall men's apparel, today reported operating results for the third quarter of fiscal 2014.

Third-Quarter Fiscal 2014 Highlights

•	Total comparable sales increased 5.5%.
•	73 DXL stores, opened at least 13 months, had a 12.8% comparable sales increase.
•	Sales per square foot in DXL stores is $160, up 9% over third quarter 2013.
•	EBITDA of $0.3 million versus prior year $(1.8) million.
•	Company reaffirms EPS guidance for fiscal 2014.

Management Comments

“Destination XL delivered strong third-quarter results, driven by our sixth consecutive quarter of double-digit comparable sales increases at our DXL stores,” said President and CEO David Levin.  “This growth is particularly impressive, given that it compares with an 11.3% comparable sales increase from the third quarter a year ago. As we continue to roll out the DXL concept, awareness of our brand continues to rise and DXL store traffic is increasing.

“We have closed over 200 Casual Male XL stores since we began the conversion to DXL in the summer of 2010 and it has taken time to rebuild our customer data base. Our marketing efforts are now paying dividends.  The growth in our customer base is coming from a combination of new customers, especially the end-of-rack customer, and from the 17% improvement we are seeing in converting our Casual Male XL customer to shop our DXL stores. This customer growth is having a positive effect on our sales per square foot, which is expected to reach $165 at the end of fiscal 2014, as compared to $147 last year.

“Sales for the third quarter benefited from our new technology that enables nearly 300 stores to fulfill online orders that cannot be fulfilled in our distribution center. The omni-channel experience continues to evolve and we believe this paradigm shift will have a profound long-term benefit for the Company and our customers.

“We are encouraged by our strong third-quarter financial results and positive key DXL performance metrics as we continue to execute on our strategy. This year’s comprehensive marketing campaign will run through the peak holiday selling period to mid-December versus mid-November last year. We remain focused on driving top-line growth and growing our DXL store base to 230 to 250 stores in fiscal 2017,” concluded Levin.

Third-Quarter Fiscal 2014 Results

Sales

For the third quarter of fiscal 2014, total sales increased to $93.6 million compared with $88.7 million in the third quarter of fiscal 2013.  The increase of $4.9 million in total sales was primarily due to an increase in comparable sales of $4.1 million and an increase in non-comparable store sales of $4.6 million, partially offset by $3.2 million in closed Casual Male XL and Rochester Clothing stores and a $0.6 million decrease in other sales, including Sears Canada.

With the Company’s transition to a more integrated, omni-channel approach, beginning in the third quarter of fiscal 2014, sales from the Company’s direct business will continue to be included in total comparable sales and will no longer be reported on a stand-alone basis.

Gross Margin

For the third quarter of fiscal 2014, gross margin, inclusive of occupancy costs, was 43.3% compared with gross margin of 44.2% for the third quarter of fiscal 2013.  The decline of 90 basis points was the result of a decrease in merchandise margins associated with the increased promotional activity to drive Casual Male XL customers to the DXL stores.  Occupancy costs as a percentage of sales were flat to the prior year.

Selling, General & Administrative

SG&A expenses for the third quarter of fiscal 2014 were 42.9% of sales, compared with 46.2% in the third quarter of fiscal 2013.  On a dollar basis, SG&A expense decreased $0.8 million compared with the prior-year quarter.   This decrease is primarily due to lower marketing costs in the third quarter of fiscal 2014 as a result of the Fall marketing campaign starting three weeks later than in fiscal 2013, partially offset by an increase in payroll-related costs.

DXL Transition Costs

The results for the third quarter of fiscal 2014 include DXL transition costs of approximately $2.5 million, or $0.05 per diluted share.  The $0.05 per diluted share does not include any income tax benefit because the Company has a full valuation allowance against its deferred tax assets.  These transition costs include $1.1 million of pre-opening occupancy costs and lease exit costs, $1.2 million of SG&A expenses related to pre-opening payroll, training and store operations and $0.2 million related to trademark amortization.   Results for the third quarter of fiscal 2013 included DXL transition costs of approximately $2.8 million, or $0.03 per diluted share, tax-effected.

EBITDA (a Non-GAAP measure)

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of fiscal 2014 was $0.3 million compared with $(1.8) million for the third quarter of fiscal 2013.   This improvement is primarily driven by an increase in sales as compared to the prior year third quarter.

Net Loss

The net loss for the third quarter of fiscal 2014 was $(6.3) million, or $(0.13) per diluted share, compared with $(4.1) million, or $(0.08) per diluted share, for the third quarter of fiscal 2013.  On a non-GAAP basis, assuming a normalized tax rate of 40%, the adjusted net loss for the quarter was $(3.7) million, or $(0.08) per diluted share.

Cash Flow

Cash flow used for operations was $(15.4) million for the first nine months of fiscal 2014 compared with $(5.5) million for the first nine months of fiscal 2013.  Free cash flow decreased by $2.5 million to $(46.2) million from $(43.7) million for the first nine months of fiscal 2013, due to the operating loss and timing of certain working capital accounts, specifically accounts payable and inventory, offset slightly by a decrease in capital expenditures related to DXL store openings.

EBITDA, adjusted net loss, adjusted loss per diluted share and free cash flow are non-GAAP financial measures.  Please see “Non-GAAP Measures” below and a reconciliation of these non-GAAP measures to the comparable GAAP measures that follows the table below.

Balance Sheet & Liquidity

At November 1, 2014, the Company had cash and cash equivalents of $6.1 million, total outstanding debt of $73.9 million, and $75.1 million of excess availability under its credit facility.   In the third quarter, the Company amended its Credit Facility, increasing its borrowing limit by $25.0 million and also entered into a five-year term loan for $15.0 million, the proceeds of which were used to pay down the Credit Facility.  While the Company’s expected debt levels have not changed from the second quarter of fiscal 2014 guidance, these debt arrangements have provided the Company with additional excess availability at favorable rates and secured financing through October 2019.

Inventory was $126.4 million at November 1, 2014 compared with $105.6 million at the end of fiscal 2013 and $119.6 million at November 2, 2013.  The $6.8 million increase over the third quarter last year is primarily due to timing of inventory receipts and the higher mix of branded product due to having more DXL stores open.  While inventory has increased as compared to last year, units have decreased by approximately 2%.

Retail Store Information

The following is a summary of the store count, with respective square footage by store concept:

Year End 2012		Year End 2013		At November 1, 2014		Year End 2014E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
Destination XL	48	475	99	915	128	1,106	140	1,181
Casual Male XL Retail	297	1,067	198	713	175	622	156	554
Casual Male XL Outlets	55	174	52	167	49	157	48	154
Rochester Clothing	12	108	10	88	9	83	8	74
Total	412	1,824	359	1,883	361	1,968	352	1,963

Fiscal 2014 Outlook

The Company expects:

•	Total sales in the range of $413.0 to $418.0 million.
•	A comparable sales increase of 12% to 13% for the approximately 93 DXL stores that will have been open for at least 13 months.
•	Gross profit margin to range from 45.5% to 46.1%.
•	SG&A costs of $176.0 to $177.6 million.
•	EBITDA in the range of $12.4 to $15.6 million.
•	Operating margin loss of between (2.0%) to (2.8%).
•

A net loss of $(0.21) to $(0.27) per diluted share, or $(0.12) to $(0.16) per diluted share on a non-GAAP basis.  This guidance is presented on a non-GAAP basis for comparative purposes to fiscal 2013 earnings, assuming a normal tax benefit of approximately 40%. The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2014 and will not recognize any income tax benefit on its operating loss in fiscal 2014.

•	To open approximately 41 DXL stores and close approximately 46 Casual Male XL and 2 Rochester Clothing stores.
•	Capital expenditures, net of tenant allowances, of approximately $36.4 million, or a $7.8 million reduction from fiscal 2013.
•

Borrowings at the end of fiscal 2014 in the range of $55.0 to $60.0 million consisting of $20.0 to $25.0 million under the Credit Facility, term loan of approximately $15.0 million, and equipment financing notes of approximately $20.0 million.

Conference Call

The Company will hold a conference call to review its financial results today, Friday, November 21, 2014 at 9:00 a.m. ET.  To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 510-1765. Please reference conference ID: 9697979. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release refers to free cash flow; EBITDA; adjusted net loss and adjusted loss per diluted share, which are non-GAAP measures.  The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements.

The Company calculates free cash flow as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable.  EBITDA is calculated as operating income (loss) plus the add-back of depreciation and amortization.  Adjusted net loss and adjusted net loss per diluted share are calculated by taking net loss and adding back income tax provision and income tax benefits assuming a normal tax rate of 40%.  Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big and tall men's apparel with operations throughout the United States, Canada and in London, England. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL.  Several e-commerce sites, including www.destinationxl.com, and direct mail generate the Company's direct-to-consumer business. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com

Forward-Looking Statements
Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to long-term benefit of its omni-channel approach and its cash flows, operating and gross profit margins, sales per square foot, store counts, costs, capital expenditures, borrowings, sales and earnings expectations for fiscal 2014 and beyond. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 17, 2014, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends and to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Sales	$93,640	$88,682	$294,114	$280,685
Cost of goods sold including occupancy	53,126	49,515	162,249	151,931
Gross profit	40,514	39,167	131,865	128,754

Expenses:
Selling, general and administrative	40,185	40,988	127,004	122,252
Depreciation and amortization	6,041	4,867	17,169	13,550
Total expenses	46,226	45,855	144,173	135,802

Operating loss	(5,712)	(6,688)	(12,308)	(7,048)

Interest expense, net	(506)	(280)	(1,368)	(699)

Loss before income taxes	(6,218)	(6,968)	(13,676)	(7,747)

Provision (benefit) for income taxes	63	(2,905)	173	(3,108)

Net loss	$(6,281)	$(4,063)	$(13,849)	$(4,639)

Net loss per share -basic and diluted	$(0.13)	$(0.08)	$(0.28)	$(0.10)

Weighted-average number of common shares outstanding:
Basic	48,773	48,553	48,724	48,441
Diluted	48,773	48,553	48,724	48,441

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
November 1, 2014, February 1, 2014 and November 2, 2013
(In thousands)

	November 1,	February 1,	November 2,
	2014	2014	2013
	(unaudited)		(unaudited)
ASSETS

Cash and cash equivalents	$6,066	$4,544	$5,232
Inventories	126,403	105,556	119,550
Other current assets	17,037	16,341	17,267
Property and equipment, net	122,370	102,939	97,805
Intangible assets	3,549	4,393	4,792
Deferred tax assets	—	—	48,446
Other assets	4,527	3,608	3,202
Total assets	$279,952	$237,381	$296,294

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$95,529	$89,090	$78,658
Long-term debt	35,989	16,706	13,845
Borrowings under credit facility	37,954	9,029	27,001
Deferred gain on sale-leaseback	16,486	17,585	17,951
Stockholders' equity	93,994	104,971	158,839
Total liabilities and stockholders' equity	$279,952	$237,381	$296,294

GAAP TO NON-GAAP RECONCILIATION OF NET LOSS

	For the three months ended				For the nine months ended
	November 1, 2014		November 2, 2013		November 1, 2014		November 2, 2013
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss, GAAP basis	$(6,281)	$(0.13)	$(4,063)	$(0.08)	$(13,849)	$(0.28)	$(4,639)	$(0.10)

Add back: Actual income tax provision	63				173
Income tax benefit, assuming normal tax rate of 40%	2,487				5,470

Adjusted net loss, non-GAAP basis	$(3,731)	$(0.08)	$(4,063)	$(0.08)	$(8,206)	$(0.17)	$(4,639)	$(0.10)

Weighted average number of common shares outstanding on a diluted basis		48,773		48,553		48,724		48,441

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the nine months ended
(in millions)	November 1, 2014	November 2, 2013
Cash flow from operating activities (GAAP)	$(15.4)	$(5.5)
Less: Capital expenditures	(30.8)	(38.2)
Less: Store acquisitions, if applicable	—	—
Free Cash Flow (non-GAAP)	$(46.2)	$(43.7)

GAAP TO NON-GAAP RECONCILIATION OF EBITDA

	For the Third Quarter		For the First Nine Months		Projected
	Fiscal 2014	Fiscal 2013	Fiscal 2014	Fiscal 2013	Fiscal 2014
EBITDA (a Non-GAAP measure):
Operating Loss	$(5.7)	$(6.7)	$(12.3)	$(7.0)	$(11.6)-(8.4)
Add back: Depreciation and amortization expense	6.0	4.9	17.2	13.6	24.0
EBITDA	$0.3	$(1.8)	$4.9	$6.6	$12.4- 15.6